Exhibit 10.1

WAIVER AND AMENDMENT NO. 5
TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 5 (this “Agreement”) is entered into as of January 13, 2010, by and among BEST ENERGY SERVICES, INC (f/k/a HYBROOK RESOURCES CORP.), a corporation organized under the laws of the State of Nevada (“Best”), BOB BEEMAN DRILLING COMPANY, a corporation organized under the laws of the State of Utah (“BBD”) and BEST WELL SERVICE, INC., a corporation organized under the laws of the State of Kansas (“BWS”) (Best, BBD and BWS, each a “Borrower”, and collectively “Borrowers”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

Borrowers, Lenders and Agent are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of February 14, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders waive certain Events of Default that have occurred and are continuing and amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.

2.             Reservation of Rights: Borrowers acknowledge that the Events of Default set forth on Schedule I hereto (collectively, the “Existing Defaults”) have occurred and are continuing under the Loan Agreement.

Subject to Section 3 of this Agreement, Borrower further acknowledges that:

(a)           As a result of the Existing Defaults, Agent has the immediate right to exercise its rights and remedies under the Loan Agreement, the Other Documents or at law.

(b)           To the extent Agent makes any additional Advances after the date hereof, such Advances shall not constitute either a waiver of, nor agreement to forbear by Agent with respect to, any past, present or future violation, Event of Default under the Loan Agreement or the Other Documents, including, without limitation, the Existing Defaults.  No such additional Advances by Agent shall, directly or indirectly, in any way whatsoever, impair, prejudice or otherwise adversely effect Agent’s right at any time and from time to time to exercise any right, privilege or remedy in connection with the Loan Agreement or related documents or amend or alter the provisions of the Loan Agreement or the Other Documents or constitute a course of dealing or other basis for altering any Obligation of Borrowers or any other Person or any right, privilege or remedy of Agent under the Loan Agreement or the Other Documents.

(c)           Although Agent is not presently taking any immediate action with respect to any of the Existing Defaults except as set forth above, Agent hereby reserves all its rights and remedies under the Loan Agreement, the Other Documents and applicable law, and its election not to exercise any such right or remedy at the present time shall not (a) preclude Agent from ceasing at any time to make Advances, (b) limit in any manner whatsoever Borrowers’ obligation to comply with, and Agent’s right to insist on Borrowers’ compliance with, each and every term of the Loan Agreement and the Other Documents or (c) constitute a waiver of any Event of Default or any right or remedy available to Agent under the Loan Agreement, the Other Documents or applicable law, and Agent hereby expressly reserves its rights with respect to the same.

(d)           No failure or delay on the part of Agent in exercising any right or remedy under the Loan Agreement and no course of dealing between Borrowers and Agent shall operate as a waiver of any such right or remedy nor shall any single or partial exercise of any right or remedy under the Loan Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy under the Loan Agreement.  Agent expressly reserves all of its rights and remedies under the Loan Agreement.

3.             Conditional Waiver.  Subject to the satisfaction of Section 5 below, upon the completion of a Successful Equity Offering (as defined below), as determined by Agent in its sole discretion, Agent and Lenders hereby waive the Existing Defaults.  Notwithstanding the foregoing, the conditional waiver of the Existing Defaults set forth above does not establish a course of conduct between Borrowers, Agent and Lenders and the Borrowers hereby agree that Agent and Lenders are not obligated to waive any future Events of Default under the Loan Agreement or the Other Documents.

4.             Amendment.  Subject to the satisfaction of Section 5 below, the Loan Agreement is hereby amended as follows:

(a)           Section 1.2 of the Loan Agreement is hereby amended by inserting the following defined term in appropriate alphabetical order:

“Successful Equity Offering” means an offering of Equity Interests by Best that results in Best receiving net cash proceeds in an amount not less than $2,100,000 on terms and conditions satisfactory to Agent in its sole discretion, and all net proceeds of which are used to repay outstanding Revolving Advances.

(b)           Section 1.2 of the Loan Agreement is hereby amended by amending and restating the following defined terms to read in their entirety as set forth below:

“Minimum Rig Utilization” shall mean, for any applicable period, the daily average number of Rigs of BWS that earned revenue during such period, excluding weekends and company holidays.

“Special Advance Amount” shall mean $1,900,000 during the Special Advance Period and $0 at all other times.

“Special Advance Period” shall mean the period commencing on January 13, 2010 and ending on the earlier of (i) January 30, 2010 or (ii) the completion of a Successful Equity Offering.

(c)           Sections 6.5(a), (b) and (c) are hereby amended to read in their entirety as set forth below:

“(a)         Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth in the table below for such period:

Twelve Month Period Ending:	Minimum Fixed Charge Coverage Ratio:

December 31, 2009	No Test

March 31, 2010	No Test

June 30, 2010	No Test

September 30, 2010	No Test

December 31, 2010	No Test

March 31, 2011 and each fiscal quarter ending thereafter	1.00 to 1.0

(b)           Minimum EBITDA.  Maintain as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, EBITDA of Borrowers on a Consolidated Basis of at least the amount set forth opposite such fiscal quarter:

Period:	Minimum EBITDA
Three month period ending December 31, 2009	$(215,000)
Six month period ending March 31, 2010	$29,000
Nine month period ending June 30, 2010	$378,000
Twelve month period ending September 30, 2010	$909,000
Twelve month period ending December 31, 2010	$2,045,000
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	No Test

(c)           Minimum Rig Utilization.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, Minimum Rig Utilization for BWS of not less than the number set forth in the table below opposite such fiscal quarter:

Period:	Minimum Rig Utilization:
Three month period ending December 31, 2009	7.5
Six month period ending March 31, 2010	9.7
Nine month period ending June 30, 2010	10.8
Twelve month period ending September 30, 2010	13.0
Twelve month period ending December 31, 2010	15.1
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	17.0

5.             Conditions of Effectiveness.  This Agreement shall become effective when Agent shall have received:

(a)           four (4) copies of this Agreement executed by the Required Lenders and each Borrower;

(b)           the $5,000 portion of the Closing Amendment Fee (as defined below) payable on the date hereof;

(c)           such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

6.             Amendment Fees.  As consideration for entering into this Agreement, Borrowers agree to:

(a) pay to Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $10,000 (the “Closing Amendment Fee”), which fee shall be fully earned on the date hereof and which fee shall be payable (x) $5,000 on the date of this Agreement and shall be charged to Borrowers’ Account and (y) $5,000 on February 12, 2010 and which may be charged to Borrowers’ Account on such date;

(b) pay to Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $50,000 (the “Contingent Amendment Fee”), if Best completes an offering of Equity Interests (whether in one transaction or in a series of related transactions) which generates gross cash proceeds to Best of at least $3,000,0000, and which Contingent Amendment Fee shall be fully earned on the date hereof and which Contingent Amendment Fee shall be payable immediately upon the completion of such an issuance of Equity Interests by Best (and which may be charged to Borrowers’ Account on such date);

(c) issue to Agent, concurrently with the completion of a Successful Equity Offering, (x) amendments to the Existing Warrants (as defined below) reducing the exercise price for such Existing Warrants to $0.10 per share and (y) a common stock purchase warrant in form and substance satisfactory to Agent, for 1,250,000 shares of common stock of Best at an exercise price of $0.10 per share (the “New Warrant”).  “Existing Warrants” means (i) that certain Common Stock Purchase Warrant to purchase 250,000 shares of Common Stock of Best dated May 29, 2009, with Certificate No. CS2009-51-52, (ii) that certain Common Stock Purchase Warrant to purchase 250,000 shares of Common Stock of Best dated October 20, 2009, with Certificate No. CS2009-97 and (iii) that certain Common Stock Purchase Warrant to purchase 250,000 shares of Common Stock of Best dated November 9, 2009, with Certificate No. CS2009-98.

7.             Conditions Subsequent.  A Successful Equity Offering shall have occurred by no later than January 31, 2010, on terms and conditions satisfactory to Agent in its sole discretion, and all proceeds of a Successful Equity Offering shall be used to repay the outstanding Revolving Advances.

8.             Representations, Warranties and Covenants.  Each Borrower hereby represents, warrants and covenants as follows:

(a)           This Agreement and the Loan Agreement constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

(b)           Upon the effectiveness of this Agreement, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended or waived hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.

(c)           The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement (other than the Existing Defaults).

(e)           No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.

9.             Effect on the Loan Agreement.

(a)           Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.  Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.  This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.

(b)           Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

10.           Release.  The Borrowers hereby acknowledge and agree that:  (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents.  Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Borrower (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Borrowers, or the making of any advance, or the management of such advance or the Collateral.

11.           Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).

12.           Cost and Expenses.   Borrowers hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.

13.           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

14.           Counterparts; Facsimile Signatures.  This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By: /s/ A. Roger Craig
Name: A. Roger Craig
Title: Vice President

BEST ENERGY SERVICES, INC.

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman

BOB BEEMAN DRILLING COMPANY

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: CEO

BEST WELL SERVICE, INC.

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: President

[Signature Page to Waiver and Amendment No. 5]

SCHEDULE I

Existing Defaults

1.  Events of Default as a result of the failure of Borrowers to deliver to Agent the monthly financial statements required pursuant to Section 9.9 of the Loan Agreement for the months ended July 31, 2009 and August 31, 2009 during the time periods required by said Section.

2.  An Event of Default as a result of the aggregate balance of Revolving Advances outstanding exceeding the Formula Amount less, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, in violation of Section 2.5 of the Loan Agreement

3.  An Event of Default as a result of the Borrowers’ failure to comply with the Minimum EBITDA covenant set forth in Section 6.5(b) of the Loan Agreement for the three month period ended September 30, 2009.

4.  An Event of Default as a result of the Borrowers’ failure to comply with the Minimum Rig Utilization covenant set forth in Section 6.5(c) of the Loan Agreement for the three month period ended September 30, 2009.